Exhibit 16.1



[PwC Letterhead]

October 26, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by The InterGroup Corporation, Santa Fe Financial Corporation and Portsmouth Square Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Forms 8-K of The InterGroup Corporation, Santa Fe Financial Corporation and Portsmouth Square Inc. dated October 23, 2007. We agree with the statements concerning our Firm in such Forms 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP